AIM JAPAN FUND                                                     SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER :        811 - 05426
SERIES NO.:          22

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                   490
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                   117
             Class C                   148
             Class Y                    44
             Institutional Class        75

74V.    1    Net asset value per share (to nearest cent)
             Class A               $  5.11
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B               $  4.98
             Class C               $  4.97
             Class Y               $  5.13
             Institutional Class   $  5.16